EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	September 30,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$121,092	$100,361
Accounts receivable, net of an allowance
of $114 and $164 at September 30, 2008
and 2007, respectively	135,728	76,597
Income tax receivable	3,292	1,870
Inventories of materials and supplies, net	37,906	26,721
Deferred tax assets	21	390
Prepaid expenses and deferred costs	10,225	10,240
Total Current Assets	308,264	216,179

NET PROPERTY AND EQUIPMENT	787,838	493,851

DEFERRED COSTS AND OTHER ASSETS	3,856	7,694
	$1,099,958	$717,724

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of notes payable	$-	$18,000
Accounts payable	16,987	11,769
Accrued liabilities	42,921	27,861
Deferred credits	304	--
Total Current Liabilities	60,212	57,630

LONG-TERM DEBT,
net of current maturities:	170,000	--
	170,000	--
LONG TERM LIABILITIES:
Deferred income taxes	10,595	14,729
Deferred credits	7,942	24,093
Other	7,519	5,417
	26,056	44,239

COMMITMENTS AND CONTENGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	--	--
Common stock, $1 par value, 90,000 shares
authorized with 64,031 and 63,350 issued
and outstanding at September 30, 2008
and 2007, respectively	64,031	63,350
Paid-in capital	114,804	101,549
Retained earnings	664,855	450,956
Total Shareholders' Equity	843,690	615,855
	$1,099,958	$717,724